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(NATIONAL WATERWORKS LOGO)                  NEWS RELEASE

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                NATIONAL WATERWORKS, INC. ANNOUNCES PROMOTION OF
                      PHIL KEIPP TO CHIEF FINANCIAL OFFICER

WACO, TX - (BUSINESS WIRE) (NATLWW) - October 15, 2004 - National Waterworks, Inc. ("National Waterworks"), a leading distributor of water and wastewater transmission products in the United States, today announced that Mechelle Slaughter, currently Chief Financial Officer, has announced her decision to retire after 24 years with National Waterworks or its predecessors. Ms. Slaughter will stay on until January of 2005 to ensure an orderly transition. Phil Keipp, currently Vice President and Controller, will succeed Ms. Slaughter as Chief Financial Officer. Chief Executive Officer, Mr. Harry Hornish said, "The promotion of Phil, an 8 year veteran of National Waterworks or its predecessors, is a testament to the Company's succession management program and we anticipate significant contributions to National Waterworks in his new role."

Regarding Ms. Slaughter's departure, Mr. Harry Hornish said, "Mechelle brought a combination of skill and professionalism to our Company and has been an invaluable contributor to the success of National Waterworks. Mechelle has overseen the Company through times of enormous change and her contribution is truly appreciated. While we are sorry to see her leave, we respect her decision and wish her the best." Commenting on her decision to leave, Ms. Slaughter said, "I have enjoyed a great career at National Waterworks and will treasure the friendships that I have made during the past several years. While I am looking forward to pursuing my personal endeavors, I am pleased with the current direction of the organization and I firmly believe that National Waterworks will continue to provide an unmatched level of service to its customers."

National Waterworks, Inc. distributes a full line of products including pipe, fittings, valves, meters, service and repair products, fire hydrants and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. Our products are integral to building, repairing and maintaining water and wastewater (sewer) systems and serve as part of the basic municipal infrastructure. Through our network of 134 branches in 36 states, we sell directly to municipalities and to contractors who serve municipalities and also perform residential, commercial and industrial waterworks projects. National Waterworks Holdings, Inc. is a Delaware corporation affiliated with J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P. Information about National Waterworks is available on the Internet at www.nationalwaterworks.com.

Source:     National Waterworks, Inc.
Contact:    National Waterworks, Inc.
            Thomasville, GA
            Judy Barrow, (229) 227-8611
            judy.barrow@natlww.com